Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 2023 relating to the consolidated financial statements of RiskOn International, Inc. (formerly Bitnile Metaverse, Inc.) and subsidiaries (collectively, the “Company”) appearing in the Company’s Annual Report on SEC Form 10-K for each of the years ended March 31, 2023 and 2022. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York

January 17, 2024